Exhibit 99.1

October 1, 2013

Dear Valued Embassy Bancorp. Inc. Shareholder:

There are a great many benchmarks of strong performance in the banking industry, but all are built on two fundamentals:  quality financial management and quality people.

In terms of financial performance, Embassy Bancorp, Inc. continued its trajectory of success during 2012.   On a national scale, our deposit growth more than doubled the national average for community banks, loan growth more than tripled that average, and American Banker Magazine ranked Embassy Bancorp. Inc. an astonishing 31st on its list of top 200 publicly traded community banks and thrifts in the U.S., based on three-year average return-on-equity.

Closer to home, in the 11 years since Embassy Bank was founded to serve the families, businesses and organizations of Lehigh and Northampton counties, our journey has seen us grow into a robust Valley-wide network with seven full-service branches and more than $630 million in assets.   Tangible evidence of our strong financial performance is enclosed – our second regular annual dividend of $0.05 per share, payable on October 1, 2013,  to shareholders of record on September 3, 2013, which represents an increase of $0.01 per share over our 2012 annual dividend.

Looking beyond the numbers, it is an undeniable fact that Embassy Bancorp, Inc. exists because of quality people.  Specifically, the local customers, shareholders, employees and community partners who share our traditional values of quality and service.  Their collective faith and energy in our mission has made us more than a successful bank…it has truly distinguished Embassy Bank as The Lehigh Valley’s Bank (tm).

The highest honor we can pay to this trust is to continue providing the exceptional products, service, financial prudence, profitability and independence that comprise the Embassy experience.

As a shareholder, you have my personal assurance that we will continue to uphold these values and provide the financial solidity and community commitment that define the unique spirit and performance standards of Embassy Bancorp, Inc.   Thank you for your continued loyalty and support.

Best regards,

David M. Lobach, Jr.

Chairman, President and Chief Executive Officer